Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TechnipFMC plc:

We consent to the use of our reports (1) dated February 22, 2017, with respect to the consolidated balance sheets of FMC Technologies, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2016, (2) dated January 13, 2017, with respect to the consolidated balance sheets of TechnipFMC plc as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, changes in stockholder’s equity, and cash flows for the year ended December 31, 2016 and the period December 9, 2015 to December 31, 2015, and (3) dated February 24, 2016, with respect to the consolidated balance sheets of FMC Technologies, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, cash flows and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.

(signed) KPMG LLP

Houston, Texas

February 27, 2017